Exhibit No. 10.1

JACK HENRY & ASSOCIATES, INC.
2012 ANNUAL INCENTIVE PLAN
1.Purpose. The purpose of the Jack Henry & Associates, Inc. 2012 Annual Incentive Plan (the "Plan") is to provide an annual performance based incentive for eligible Participants who are in a position to contribute materially to the success of the Company and its Affiliates.
2.Definitions.
"Affiliate" means any corporation or other entity owning, directly or indirectly, 50% or more of the outstanding stock of the Company, or in which the Company or any such corporation or other entity owns, directly or indirectly, 50% or more of the outstanding capital stock (determined by aggregate voting rights) or other voting interests.

"Award" means an award made pursuant to the Plan. All Award payments shall be in cash.

"Board" means the Board of Directors of the Company.

"Change in Control" means (i) if there is an employment agreement or at will offer letter between the Participant and the Company or any of its Affiliates in effect, "Change in Control" shall have the same definition as the definition of "Change in Control" contained in such employment agreement or at will offer letter; or (ii) if
"Change in Control" is not defined in such employment agreement or at will offer letter or if there is no employment agreement or at will offer letter between the Participant and the Company or any of its Affiliates in effect, "Change in Control" of the Company shall be deemed to have occurred upon any of the following events:

(1)
The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a "Person")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either (i) the then-outstanding shares of Common Stock (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (1), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (3) of this definition; or

(2)
Individuals who, as of the Effective Date, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the

Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(3)
Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(4)	Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
"Code" means the Internal Revenue Code of 1986, as amended.

"Code Section 162(m) Award" means an Award intended to qualify as "performance-based compensation" as described in Code Section 162(m)(4)(C).

"Committee" means the committee appointed by the Board as defined in Section 5 below.

"Company" means Jack Henry & Associates, Inc.

"Covered Employee" means a covered employee within the meaning of Code Section 162(m)(3).

"Effective Date" means the effective date of the Plan as defined in Section 12 below.
"Employee" means an employee of the Company or any of its Affiliates whether now existing or hereafter created or acquired.

"Exchange Act" means Securities Exchange Act of 1934, as amended.

"Participant" means an Employee selected from time to time by the Committee to participate in the Plan.

"Performance Criteria" means an objectively determinable measure of performance relating to any of the following (determined either in the aggregate or on a per-share basis, individually, or in any combination and either on a consolidated basis, or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combination thereof): net sales; pretax income; pretax income before allocation of corporate overhead and bonus; budget; operating income; net borrowing; cash flow from operations; cash flow returns (including cash flow returns on invested capital); earnings per share; market share; net income; capital expenditures; credit quality or debt ratings; division, group or corporate financial goals; return on shareholders' equity; total shareholder return; productivity increases; customer acquisition, expansion or retention; customer satisfaction (as measured by independent or other customer surveys); employee satisfaction (as measured by employee surveys); acquisitions or divestitures (in whole or in part); implementation; production volume levels; recruiting and maintaining personnel; return on assets; preservation of Company or shareholder value during adverse business conditions; return on average assets; return on net assets; internal control achievement or improvement; return on investment capital; gross margin return on investment; gross margin dollars or percent; insurance renewal goals (premium savings, coverage improvement or bid improvement); payroll as a percentage of sales; employee turnover; sales; general and administrative expense; completion or attainment of measurable objectives with respect to research, development, commercialization, products, projects, or strategic and operational initiatives; appreciation in and/or maintenance of the price of the Company's common stock or any other publicly-traded securities of the Company, if any; market share; gross profits; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; economic value-added models or equivalent metrics; comparisons with various stock market indices; and/or reductions in costs. For any Awards other than Code Section 162(m) Awards, the Compensation Committee may base or measure performance on any of the above business or performance criteria or any other performance metric it so chooses.

The foregoing criteria shall have any reasonable definitions that the Committee may specify, which may include or exclude any or all of the following items as the Committee may specify: extraordinary, unusual or non-recurring items; effects of accounting changes; effects of financing activities; expenses for restructuring or productivity initiatives; other non-operating items; spending for acquisitions; effects of divestitures; and effects of litigation activities and settlements.

"Performance Goal" means one or more levels of performance as to each Performance Criteria, as established by the Committee that will result in the Performance Percentage that is established by the Committee for each such level of performance.

"Performance Period" means the period over which performance with respect to an Award is to be measured. Unless otherwise specified with respect to an Award, the Performance Period will always be a Plan Year.
"Plan Year" means the fiscal year of the Company.

3.Eligibility. All present and future Employees shall be eligible to receive Awards under the Plan.
4.Awards.
(a)The Committee shall determine, in respect of each Award, the Performance Goals for each Performance Criteria, the maximum bonus payable and such other terms and conditions applicable to the Award, as determined by the Committee, not inconsistent with the terms of the Plan. Anything else in this Plan to the contrary notwithstanding, the aggregate maximum amount payable under the Plan to any Participant in any Plan Year shall be the lesser of 300% of the Participant's Base Salary or $2,000,000. In the event of any conflict between an Award and the Plan, the terms of the Plan shall govern.
(b)The Committee shall establish the Performance Goals for the Company and the Participants, as applicable, each Performance Period. The Committee shall also determine the extent to which each applicable Performance Criteria shall be weighted in determining Awards. The Committee may vary the Performance Criteria, Performance Goals and weightings from Participant to Participant, Award to Award and Performance Period to Performance Period.
(c)The Committee shall establish for each Participant the amount(s) payable at specified levels of performance, based on the Performance Goal for each applicable Performance Criteria and the weighting established for such criteria.
(d)Except as the Committee otherwise determines and subject to the provisions of the Plan, with respect to all Code Section 162(m) Awards, the foregoing determinations shall be established not later than 90 days after the commencement of the Performance Period (or, in the case of a Performance Period of less than 12 months' duration, not later than by the end of the first 25% of such period).
(e)Following the end of each Performance Period, the Committee shall determine whether, and the extent to which, the Performance Goals were satisfied. All such determinations regarding the achievement of any Performance Goals shall be made by the Committee; provided, however, that the Committee may not increase during a Plan Year the amount of any Code Section 162(m) Award that would otherwise be payable upon achievement of the Performance Goal or Goals.
(f)Awards shall be paid, in a lump sum cash payment, as soon as practicable during the first fiscal year that begins after the close of the Performance Period for which they are earned, but in no event later than the 75th day after the end of such fiscal year; provided, however, that no Code Section 162(m) Awards shall be paid except to the extent that the Committee has certified in writing that the Performance Goals have been met. Notwithstanding the foregoing provisions of this Section 4(f), the Committee shall have the right to allow Participants to elect to defer the payment of Awards subject to such terms and conditions as the Committee may determine; provided, however, that the Participants' election to defer the payment of Awards must be pursuant to a Company-adopted nonqualified deferred compensation plan or agreement and must comply in all respects with Code Section 409A and Treasury Regulations, Rulings and Notices of the Internal Revenue Service.

(g)Whenever payments under the Plan are to be made, the Company and/or the Affiliate will withhold therefrom an amount sufficient to satisfy any applicable governmental withholding tax requirements related thereto.
(h)Nothing contained in the Plan will be deemed in any way to limit or restrict the Company, any of its Affiliates, or the Committee from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.
5.Administration. The Plan generally shall be administered by a committee (the "Committee"), which shall be the Compensation Committee of the Board or another committee appointed by the Board from among its members. Unless the Board determines otherwise, the Committee shall be comprised solely of not less than two members who each shall qualify as an "outside director" within the meaning of Code Section 162(m) and the regulations thereunder. The Committee shall have general authority to impose any limitation or condition upon an Award the Committee deems appropriate to achieve the objectives of the Award and the Plan and, in addition, and without limitation and in addition to powers set forth elsewhere in the Plan, shall have the following specific authority:
(a)The Committee shall have the power and complete discretion to determine (i) which Employees shall receive an Award and the nature of the Award, (ii) the amount of each Award, (iii) the time or times when an Award shall be granted, (iv) whether a disability exists, (v) the terms and conditions applicable to Awards, and (vi) any additional requirements relating to Awards that the Committee deems appropriate.
(b)The Committee may adopt rules and regulations for carrying out the Plan. The interpretation and construction of any provision of the Plan by the Committee shall be final and conclusive. The Committee may consult with counsel, who may be counsel to the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.
(c)As to any Code Section 162(m) Awards, it is the intent of the Company that this Plan and any Code Section 162(m) Awards hereunder satisfy, and be interpreted in a manner that satisfy, the applicable requirements of the "performance-based compensation exemption" under Code Section 162(m). If any provision of this Plan or if any Code Section 162(m) Award would otherwise conflict with the intent expressed in this Section 5(c), that provision to the extent possible shall be interpreted so as to avoid such conflict. To the extent of any remaining irreconcilable conflict with such intent, such provision shall be deemed void as applicable to Covered Employees. To the extent that, even with such conflicting provision deemed void, the Award will not qualify as exempt under Code Section 162(m), such Award shall nevertheless continue in effect as an Award that is unable to qualify for the "performance-based compensation exemption" under Code Section 162(m). Nothing herein shall be interpreted to preclude a Participant who is or may be a Covered Employee from receiving an Award that is not a Code Section 162(m) Award.
(d)The Committee's determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated. Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make nonuniform and selective determinations and to establish nonuniform and selective Performance Criteria, Performance Goals and the weightings thereof.

6.Change in Control. In the event of a Change in Control of the Company, in addition to any action required or authorized by the terms of an Award, the Committee may, in its sole discretion, take any of the following actions as a result, or in anticipation, of any such event to assure fair and equitable treatment of Participants: (a) accelerate time periods for purposes of vesting in, or, except in the case of deferred payments of Awards, receiving any payment with regard to, any outstanding Award; (b) make adjustments or modifications to outstanding Awards as the Committee deems appropriate to maintain and protect the rights and interests of Participants following such Change in Control; or (c) terminate the Plan. Any such action approved by the Committee shall be conclusive and binding on the Company and all Participants.
7.Nontransferability of Awards. An Award shall not be assignable or transferable by the Participant except by will or by the laws of descent and distribution.
8.Termination, Modification, Change. If not sooner terminated by the Board as provided in Section 6 above or otherwise, no Code Section 162(m) Award may be made pursuant to this Plan after the first shareholder meeting that occurs in 2017. The Board may terminate the Plan or may amend the Plan in such respects as it shall deem advisable; provided that, if and to the extent required by the Code, no change shall be made that changes the Performance Criteria, or materially increases the maximum potential benefits for Participants under the Plan, unless such change is authorized by the shareholders of the Company. Notwithstanding the foregoing, the Board may unilaterally amend the Plan and Awards as it deems appropriate to cause Awards to meet the requirements of Code Section 162(m), and regulations thereunder. Except as provided in the preceding sentence, a termination or amendment of the Plan shall not, without the consent of the Participant, adversely affect in any material respect a Participant's rights under an Award previously granted to him.
9.Unfunded Plan. The Plan shall be unfunded. No provision of the Plan or any Award will require the Company or any of its Affiliates, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor will the Company or any of its Affiliates maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants will have no rights under the Plan other than as unsecured general creditors of the Company and its Affiliates, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they will have the same rights as other employees under generally applicable law.
10.Liability of Company. Any liability of the Company or an Affiliate to any Participant with respect to an Award shall be based solely upon the parties' contractual obligations as set forth in the Plan and the Award. Neither the Company nor an Affiliate, nor any member of the Board or of the Committee, nor any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken or not taken in good faith under the Plan. Status as an eligible Employee shall not be construed as a commitment that any Award will be made under this Plan to such eligible Employee or to eligible Employees generally. Nothing contained in this Plan or in any Award (or in any other documents related to this Plan or to any Award) shall confer upon any Employee or Participant any right to continue in the employ or other service of the Company or an Affiliate or constitute any contract or limit in any way the right of the Company or an Affiliate to change such person's compensation or other benefits.
11.Interpretation. If any term or provision contained herein will to any extent be invalid or unenforceable, such term or provision will be reformed so that it is valid, and such invalidity or unenforceability will not affect any other provision or part hereof. The Plan, each Award and all actions taken hereunder or thereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to the conflict of law principles thereof.
12.Effective Date of the Plan. The Plan shall be effective as of September 1, 2012 (the "Effective Date") and shall be submitted to the shareholders of the Company for approval. No Award shall be payable to a Covered Employee until the Plan has been approved by the shareholders.